Exhibit 99.1

Agricon Global Corporation                                                                                                                              NEWS RELEASE
25 E. 200 South
Lehi, Utah 84043                                                                                                For Immediate Release, June 6, 2014

Agricon Global Corporation Announces a New Board Chairman and Discontinued Operations in Ghana

Lehi, Utah, June 6, 2014—Agricon Global Corporation (Agricon), (OTCQB: AGRC), announced today the election of Soren Jonassen as a new chairman of the board of directors. Mr. Jonassen was nominated to fill the position following the resignation of James U Jensen, who resigned from the board of directors of the company in March to pursue other interests.

Mr. Jonassen has served as a director of the company since April 2012. Mr. Jonassen is an experienced professional with over 25 years in audit profession in Denmark. He was appointed as certified public accountant in 1996 and served as audit manager for Arthur Andersen until 1996 and has been serving as audit partner in Crowe Horwath Denmark since 1996. Mr. Jonassen is a CPA and holds a degree of master in business economy from Copenhagen Business School.

Mr. Jonassen has served as CEO of Crowe Horwath where he was also International liaison partner establishing a professional world-wide network. During his professional work he has assisted start-ups and a large number of small to midsized companies, including assisting with IPO’s in Denmark and USA. Mr. Jonassen has specialized in IFRS public reporting and conversion process.  He has been an adviser in large M&A transactions, and has been co-founder of a number of private companies in Denmark in a number of different sectors.

The Company also announced that it was not successful in raising the capital necessary to pursue its planned farm operations in Ghana, and will cease operations of its wholly owned subsidiary, Agricon SH Ghana Limited, in the very near future. Bob Bench, President said: “It is very disappointing after having spent substantial time and money on such a great project, however, without sufficient capital for execution of farming operations in Ghana, the Company must move forward to find other opportunities.”

The Board of directors also approved the sale of up to 14,000,000 common shares for up to $350,000 to be issued in a private placement, and the issuance of up to 13,200,000 shares in settlement of liabilities of its obligations, in preparation for future acquisitions and/or merger opportunities, which the Company has not identified at this time.

About Agricon Global Corporation
Agricon is a development stage smaller reporting public company that has most recently focused on acquiring land for agricultural operations in Ghana West Africa. The Company will no longer pursue that strategy and will prepare to look for other opportunities that will preserve and increase its present value.

Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@agriconglobal.com
`		bbench@agriconglobal.com